Exhibit (b)(1)

Dated 16 February 2011

€ 1,100,000,000

MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT

SCHNEIDER ELECTRIC SA

the Borrower

BANCO SANTANDER, S.A.

BANC OF AMERICA SECURITIES LIMITED

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BNP PARIBAS

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

DEUTSCHE BANK AG, LONDON BRANCH

HSBC FRANCE

J.P. MORGAN PLC

NATIXIS

THE ROYAL BANK OF SCOTLAND PLC

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

the Mandated Lead Arrangers and the Bookrunners

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

the Banks

and

SOCIÉTÉ GÉNÉRALE

the Facility Agent

27.	AMENDMENTS AND WAIVERS	62

28.	CHANGES TO THE PARTIES	65

29.	CONFIDENTIALITY	68

30.	SET-OFF	72

31.	PRO RATA SHARING	72

32.	SEVERABILITY	74

33.	NOTICES	74

34.	LANGUAGE	76

35.	JURISDICTION	76

36.	GOVERNING LAW	77

SCHEDULE 1 Original Banks and Commitments		78

SCHEDULE 2 Conditions Precedent		79

SCHEDULE 3 Form of Request		81

SCHEDULE 4 Form of Transfer Agreement		82

SCHEDULE 5 Mandatory Cost Formulae		85

SCHEDULE 6 Form of Increase Confirmation		88

THIS AGREEMENT is dated 16 February 2011 and made between:

(1)	SCHNEIDER ELECTRIC S.A. a company incorporated as a French société anonyme à directoire et conseil de surveillance under the Laws of the Republic of France with a share capital of EUR 2,160,721,736, whose registered office is at 35 rue Joseph Monier, 92500 Rueil-Malmaison, France, registered with the Trade and Companies Registry (Registre du commerce et des sociétés) of Nanterre under single identification number 542 048 574 RCS Nanterre (the “Borrower”);

(2)	Société Générale as facility agent (in this capacity the “Facility Agent”);

(3)	Banco Santander, S.A., Banc of America Securities Limited, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Crédit Agricole Corporate & Investment Bank, Deutsche Bank AG, London Branch, HSBC France, J.P. Morgan plc, Natixis, The Royal Bank of Scotland plc and Société Générale Corporate & Investment Banking as mandated lead arrangers and bookrunners (in this capacity the “Mandated Lead Arrangers” and the “Bookrunners”); and

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Banks and Commitments) as Banks.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“2009 Facility A” means the “Facility A”, as this term is defined in the agreement entitled “€1,800,000,000 Multicurrency and Revolving Credit Facility Agreement” dated 15 September 2009 (as amended from time to time) and made between, inter alios, the Borrower as borrower, Société Générale as facility agent and the financial institutions listed in Schedule 1 (Original Banks and Commitments) thereto as banks.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company, it being specified that:

(a)	the Affiliates of Crédit Agricole Corporate & Investment Bank include any Caisse Régionale de Crédit Agricole Mutuel and LCL;

(b)	the Affiliates of Natixis include any member of the BPCE group and notably any member of the Banque Populaire Group, Caisse d’Epargne Group and Banque Palatine;

(c)

notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agency Fee Letter” means the letter dated 16 February 2011 between the Facility Agent and the Borrower setting out the amount of the agency fee referred to in Clause 21.1 (Facility Agent’s fee).

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant Optional Currency with Euro in the Paris foreign exchange market at or about 11.00 a.m. on a particular day.

“Agreement” means this agreement (including the Schedules) as amended, supplemented or re-enacted at any time.

“Available Commitments” means:

(i)	from the date of this Agreement until the Commitment Increase Date (excluded), (x) the lower of Total Commitments and €700,000,000 less (y) Utilisations; and

(ii)	from the Commitment Increase Date, Total Commitments less Utilisations,

where “Utilisations” means:

(a)	the Original Euro Amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Original Euro Amount of any Loans that are due to be made on or before the proposed Utilisation Date but excluding any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Bank” means:

(i)	any bank listed in Schedule 1 (Original Banks and Commitments); and

(ii)	any bank or financial institution which has become a Party in accordance with Clause 28 (Changes to the parties),

which, in each case, has not ceased to be a Party in accordance with this Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Bank should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period or Designated Interest Period (as defined in Clause 9.4 (Default interest)) in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period or Designated Interest Period;

exceeds:

(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day of receipt or recovery and ending on the last day of the current Interest Period or Designated Interest Period.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Paris and:

(a)	in relation to a date for payment or purchase of a currency other than Euro, the principal financial centre of the country of that currency; and

(b)	in relation to a date for payment or purchase of Euro, a TARGET Day.

“Clause” means a clause of this Agreement.

“Commitment” means:

(a)	in relation to a Bank which is a Bank on the date of this Agreement, the amount in Euro set opposite its name in Schedule 1 and the amount of any other Bank’s Commitment acquired by it under Clause 28 (Changes to the Parties) or the amount of any increased Commitment assumed by it under Clause 2.4 (Increase of Total Commitments upon cancellation); and

(b)	in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment acquired by it under Clause 28 (Changes to the Parties) or the amount of any increased Commitment assumed by it under Clause 2.4 (Increase of Total Commitments upon cancellation), in each case, to the extent not cancelled, reduced or transferred under this Agreement.

“Commitment Increase Date” means the date on which (i) the irrevocable cancellation of part of the 2009 Facility A takes effect, in accordance with the notice referred to in paragraph 12 of Schedule 2 (Conditions precedent) and (ii) any sums due in respect of such cancellation have been paid.

“Commitment Period” means the period from the date of this Agreement up to and including the date which is one month prior to the Original Maturity Date, which period may be extended up to and including the date which is one month prior to the Extended Maturity Date, subject to and in accordance with the provisions of Clause 2.3 (Extension of Facility).

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 29 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Borrower and the Facility Agent.

“Coordination Fee Letter” means the letter dated 24 January 2011 signed by Crédit Agricole Corporate & Investment Bank and Société Générale Corporate & Investment Banking and countersigned by the Borrower setting out the fees referred to in Clause 21.3 (Coordination fees).

“Debt Rating” means the long-term corporate credit rating assigned to the Borrower by a Rating Agency.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Bank” means any Bank:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with paragraph (c) of Clause 2.1 (Facility); or

(b)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or the occurrence of a Disruption Event and, in each case, payment is made within 7 Business Days of its due date; or

(ii)	that Bank is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawdown Date” means the date of the advance of a Loan.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	the air (including the air within buildings and the air within other natural or man-made structures above or below ground),

(b)	water (including, without limitation, ground and surface water) and

(c)	land (including, without limitation, surface and sub-surface soil).

“Environmental Law” means any law or regulation relating to the Environment or to emissions, discharges or releases of substances or wastes into the Environment or otherwise relating to the handling of substances or wastes or the clean-up or remediation thereof.

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upward to four decimal places), as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro” or “€” or “EUR” means the single currency of the Participating Member States.

“Event of Default” means an event specified as such in Clause 19 (Events of Default).

“Existing Credit Facility Agreement” means the agreement entitled “€700,000,000 Multicurrency Revolving Credit Facility Agreement” dated 3 June 2004 and amended on 20 June 2005 and made between, inter alios, the Borrower as borrower, BNP Paribas as mandated lead arranger and agent and the financial institutions listed in Schedule 1 thereto as banks.

“Extended Maturity Date” means, as applicable:

(a)	the First Extended Maturity Date; or

(b)	the Second Extended Maturity Date.

“Facility” means the multicurrency revolving loan facility referred to in Clause 2.1(a) (Facility) made available under this Agreement and in a principal amount of (i) EUR 700,000,000 from the date of this Agreement until the Commitment Increase Date (excluded) and, (ii) EUR 1,100,000,000 from the Commitment Increase Date (included)

“Facility Office” means the office(s) notified by a Bank to the Facility Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than ten (10) Business Days’ notice,

as the office(s) through which it will book its Commitment or perform all or any of its obligations under this Agreement.

“Fee Letters” means (a) the Agency Fee Letter and the Coordination Fee Letter and (b) any agreement setting out fees payable to a Finance Party referred to in paragraph (i) of Clause 2.4 (Increase of Total Commitments upon cancellation).

“Final Maturity Date” means, as applicable:

(a)	the Original Maturity Date; or

(b)	the Extended Maturity Date.

“Finance Document” means this Agreement, the Mandate Letter, a Request, a Fee Letter, an Extension Request, a Notice of Extension and any other document designated as such by the Facility Agent and the Borrower.

“Finance Party” means a Mandated Lead Arranger, a Bookrunner, a Bank or the Facility Agent.

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed other than from another member of the Group (which is, directly or indirectly, wholly-owned by the Borrower);

(b)	any debenture, bond, note, loan stock or other security;

(c)	any amount raised by acceptance under any acceptance credit facility;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease (including, without limitation, an “opération de crédit-bail”) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance in respect of any indebtedness referred to in paragraphs (a) to (h) above.

“First Extended Maturity Date” means the date falling 364 days after the Original Maturity Date.

“Governmental Authorities” means any government of any country, any supranational entity, any central state, provincial, municipal, local and any agencies, authorities, departments, courts, tribunals, ministries, legislative bodies, commissions, instrumentalities, public persons, statutory or legal entities, persons (whether autonomous or not) or other sub-divisions of any of the foregoing having or claiming a regulatory interest in or jurisdiction over any Party or this Agreement.

“Group” means the Borrower and its Subsidiaries.

“Holding Company” means in relation to a person, an entity of which that person is a Subsidiary.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within 30 days thereafter;

(i)	causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means in relation to a Loan, each period determined in accordance with Clause 8 (Interest Periods).

“LIBOR” means, in relation to any Loan in an Optional Currency:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the currency or Interest Period of that Loan, the arithmetic mean of the rates (rounded upward to four decimal places), as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, at or about 11.00 a.m. (London time) on the applicable Rate Fixing Day for the offering of deposits in the relevant currency for a period comparable to the relevant Interest Period.

“LMA” means the Loan Market Association.

“Loan” means the principal amount of each borrowing by the Borrower under the Facility or the principal amount outstanding of that borrowing.

“Majority Banks” means, at any time, Banks:

(a)	whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(b)	if the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

“Mandate Letter” means the letter dated 19 January 2011 between Crédit Agricole Corporate & Investment Bank and Société Générale Corporate & Investment Banking setting out the terms on which the Mandated Lead Arrangers and the Bookrunners agree to arrange the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means the percentage per annum determined in accordance with Clause 9.3 (Margin adjustments).

“Material Adverse Effect” means:

(a)	a material adverse effect on the business or financial condition of the Borrower or any Material Subsidiary or the Group as a whole; or

(b)	a material adverse effect on the ability of the Borrower to perform any of its payment obligations under any of the Finance Documents.

“Material Subsidiary” means, at any time:

(a)	any Subsidiary of the Borrower whose contribution to the revenues of the Group represents not less than seven per cent. (7%) of the revenues of the Group or whose assets represent at least ten per cent. (10%) of the Total Consolidated Assets; or

(b)	any Subsidiary of the Borrower to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary, all determined by reference to the Original Group Accounts or the then most recent consolidated accounts supplied to the Banks pursuant to Clause 18.2 (a) (Financial information) and any accounts of that Subsidiary used in compiling those accounts, adjusted to incorporate any inconsistencies between the figures contained in those accounts and the figures that would have been contained in those accounts had they been drawn up using the accounting principles applied in connection with the Original Group Accounts; or

(c)	any Subsidiary of the Borrower which became a member of the Group after the date of the latest audited accounts of the Group at the time of determination and which would fulfil any of the tests in (a) or (b) above if tested on the basis of its latest audited accounts and those latest audited accounts of the Group.

“Moody’s” means Moody’s Investors Service Inc. or such other entity to which it may transfer the whole or substantially the whole of its credit rating business or with which it may consolidate, amalgamate or merge.

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Optional Currency” means:

(a)	U.S. Dollars, Canadian Dollars, Sterling or Yen; and

(b)	any currency (other than Euro) which is for the time being freely transferable and convertible into Euro and deposits of which are readily available in the London or Paris interbank market as has been previously approved by the Facility Agent (acting on the instructions of all the Banks).

“Original Euro Amount” in relation to a Loan, means:

(a)	if that Loan is denominated in Euro, the amount of that Loan; or

(b)	if that Loan is denominated in an Optional Currency, the equivalent in Euro of the amount of that Loan at the Agent’s Spot Rate of Exchange three (3) Business Days before its Drawdown Date.

“Original Group Accounts” means the audited consolidated accounts of the Borrower for the year ended 31st December 2009 and the unaudited consolidated accounts of the Borrower for the half-year ended 30th June 2010.

“Original Maturity Date” means the date falling on the fifth anniversary of the date of this Agreement.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

“Party” means a party to this Agreement.

“Rate Fixing Day” means:

(a)	the second Business Day before the first day of the Interest Period for a Loan; or

(b)	in the case of a Loan in Euro only, the second (2nd) TARGET Day before the first day of the Interest Period for that Loan, or

(c)	in the case of a Loan in Sterling only, the first day of the Interest Period for that Loan,

or, in each case, such other day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Facility Agent.

“Rating Agency” means each of S&P and Moody’s.

“Reference Banks” means, subject to Clause 28.6 (Reference Banks), Crédit Agricole Corporate & Investment Bank, Société Générale, BNP Paribas, Natixis and HSBC France (in respect of EURIBOR) and HSBC Bank plc (in respect of LIBOR).

“Reference Banks’ Average Rate” means, in respect of a request by the Facility Agent to the Reference Banks for the quotation of interest rates for a deposit in a given currency for a specified period quoted to leading banks in the relevant interbank market, the arithmetic mean of such rates (rounded upward to four decimal places) quoted by the Reference Banks.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request” means a request made by the Borrower for a Loan, substantially in the form of Schedule 3 (Requests).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made for the purpose of refinancing the maturing Loan.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. or such other entity to which it may transfer the whole or substantially the whole of its credit rating business or with which it may consolidate, amalgamate or merge.

“Schedule” means a schedule to this Agreement.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Banks.

“Second Extended Maturity Date” means the date falling 728 days after the Original Maturity Date.

“Security Interest” means any hypothèque, nantissement, privilège, gage, cession de créances professionnelles à titre de garantie en application des dispositions des articles L. 313-23 à L. 313-34 du Code monétaire et financier, “gage-espèces” or any other security interest or sûreté réelle (including without limitation any droit de rétention) or lien or any other agreement or arrangement or right having the effect of conferring security in any law such as in French law or in the law of another country which includes without limitation the mechanism of English law, such as mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation and retention of title.

“Separate Loan” has the meaning given to that term in paragraph (c) of Clause 6.1 (Repayment).

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means a day on which TARGET2 is open for the settlement of payments in Euro.

“Tax” or “Taxation” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate Commitments of all Banks, being € 1,100,000,000 on the date of this Agreement.

“Total Consolidated Assets” means “total de l’actif consolidé” of the Borrower as shown in the most recent consolidated accounts of the Borrower.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement (which must be at least five (5) Business Days after the date the Transfer Agreement is delivered to the Facility Agent); and

(b)	the date on which the Facility Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

1.2	Interpretation

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an “amendment” includes a supplement or re-enactment and “amended” is to be construed accordingly;

“assets” includes present and future properties, revenues and rights of every description;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

the Borrower undertakes to “procure” that a member of the Group performs or does not perform an act shall be construed as the Borrower giving its “porte fort” within the meaning of Article 1120 of the French Civil Code;

“control” has the meaning given to it in article L.233-3 of the French Commercial Code;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(2)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

a “person” includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

a “regulation” includes any décret, regulation, rule, official directive, request or guideline (whether or not having the force of law but if not, being of a type with which the person to which the regulation relates is accustomed to complying) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“acting in concert” has the meaning given to “agissant de concert” in article L.233-10 of the French Commercial Code;

a “disposal” means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

“know your customer requirements” are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

a person undertaking to use its “best endeavours” or “reasonable endeavours” shall be construed as an obligation de moyens;

a “cancellation” of all or any part of any Commitment shall be construed as a résiliation of that Commitment;

the “French Civil Code” means the Code civil and the “French Commercial Code” means the Code de commerce;

“gross negligence” means faute lourde;

a “lease” includes an opération de crédit-bail;

“merger” includes any fusion implemented in accordance with Articles L.236-1 et seq. of the French Commercial Code;

“reconstruction” includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 et seq. of the French Commercial Code;

“shares” of a company means the issued shares of any class in the capital of the company together with all voting rights and all related rights;

“wilful misconduct” means dol and/or faute intentionelle;

“Société Générale Corporate & Investment Banking” means the corporate and investment banking division of Société Générale;

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a person includes its successors, transferees, and assignees;

(iv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(v)	a time of day is a reference to Paris time.

(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	The Schedules form an integral part of this Agreement.

(e)	A Default is “outstanding” if it has not been remedied or waived.

2.	FACILITY

2.1	Facility

(a)

Subject to the terms of this Agreement (including, without limitation, the provisions of Clause 2.3 (Extension of Facility)), the Banks agree to make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments, provided that, for the purposes of this Clause 2.1, in the period prior to the Commitment Increase Date: (i) the Total Commitments shall be deemed to be €700,000,000 and (ii) the Commitment of each Bank shall be deemed to be 7/11th of that otherwise determined pursuant to the definition “Commitment” in Clause 1.1 (Definitions).

(b)	The aggregate Original Euro Amount of all outstanding Loans shall not, at any time, exceed the Total Commitments, provided that in the period prior to the Commitment Increase Date the outstanding Loans shall not exceed €700,000,000.

(c)	No Bank is obliged to advance any funds if such advance would cause the Original Euro Amount of its aggregate participations in the Loans to exceed its Commitment.

2.2	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several (“conjoint et non solidaire”). Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are separate and independent rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.3	Extension of Facility

(a)	Exercise of Extension Option: the Borrower may by giving written notice to the Facility Agent (each, an “Extension Request”):

(i)	by no later than 45 calendar days but not earlier than 90 calendar days before the first anniversary of the date of this Agreement, request an extension of the Facility to the First Extended Maturity Date;

(ii)

request an extension of the Facility to the Second Extended Maturity Date or, solely regarding the Banks which have not agreed to the Extension Request referred to in paragraph (a)(i) above, to the First Extended Maturity Date or the

Second Extended Maturity Date, by no later than 45 calendar days but not earlier than 90 calendar days before the second anniversary of the date of this Agreement. A Bank may consent to an extension of the Facility under this paragraph (a)(ii) whether or not it consented to an extension under paragraph (a)(i) above.

(b)	Notification of Extension Request: The Facility Agent shall inform each Bank of each Extension Request promptly, upon receipt of the same.

(c)	Bank’s Response to Extension Request: No Bank shall have any obligation to agree to an Extension Request and each Bank may, in its absolute discretion, decide whether or not it wishes to agree to an Extension Request. Each Bank so requested shall give notice to the Facility Agent (a “Notice of Extension”) no later than five Business Days before the first anniversary of the date of this Agreement or, as the case may be, the second anniversary of the date of this Agreement whether or not it agrees to an Extension Request. If a Bank does not give a Notice of Extension within the time periods specified above, that Bank shall be deemed to have refused its consent to the Extension Request and will be treated as a Non-Extending Bank pursuant to paragraph (e) below.

(d)	Revocation of Extension: The Facility Agent shall notify the Borrower of the decision of each Bank, identifying which Banks have not given a Notice of Extension. The Borrower shall, by no later than the first anniversary of the date of this Agreement or, as the case may be, the second anniversary of the date of this Agreement, notify the Facility Agent in writing whether it confirms or withdraws the relevant Extension Request. If the Borrower elects to confirm the relevant Extension Request (an “Extension Confirmation Notice”), then such Extension Request is irrevocable and the extension of the Original Maturity Date to the date requested in the relevant Extension Request will take effect in accordance with paragraph (f) (Extension Date) below.

(e)	Cancellation of Commitments: If a Bank (a “Non-Extending Bank”) notifies the Facility Agent that it does not agree to an Extension Request then, whether or not any other Bank does agree to the Extension Request, that Non-Extending Bank’s Commitments will be cancelled on the Original Maturity Date, or, as the case may be, on the First Extended Maturity Date, and that Non-Extending Bank’s participation in each Loan, together with accrued interests and all other amounts due or outstanding in relation to its participation under the Finance Documents shall be repaid or prepaid on the Original Maturity Date or, as the case may be, on the First Extended Maturity Date.

(f)

Extension Date: Upon receipt by the Facility Agent of an Extension Confirmation Notice the Commitment and the applicable Commitment Period of each Bank that has agreed to the relevant Extension Request will be extended to the date requested in the relevant Extension Request with effect from the date immediately following the first anniversary or second anniversary, as the case may be, of the date of this Agreement (each an “Extension Date”), unless an Event of Default is outstanding on the relevant Extension Date in which case the requested extension shall not take effect.

(g)	Notification of Reduction of Facility: The Facility Agent shall promptly inform the Borrower and the Banks of the amount of the Total Commitments, if reduced pursuant to paragraph (e) above.

2.4	Increase of Total Commitments upon cancellation

(a)	The Borrower may by giving prior notice to the Facility Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the undrawn and available Commitment of a Defaulting Bank occurring in accordance with paragraph (b) of Clause 7.7 (Right of cancellation in relation to a Defaulting Bank); or

(ii)	the Commitments of a Non-Extending Bank occurring in accordance with Clause paragraph (e) of Clause 2.3 (Extension of Facility) above,

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in Euro of up to (but not exceeding) the amount of undrawn and available Commitments or Commitments so cancelled as set out in paragraphs (b) to (f) below.

(b)	The increased Commitments may be assumed by one or more Banks or other banks or financial institutions (each an “Increase Bank”) selected by the Borrower (each of which is, to the extent not already a Bank, acceptable to the Facility Agent (acting reasonably)) provided that each such Increase Bank confirms its willingness to assume, and does assume, all the obligations of a Bank corresponding to that part of the increased Commitments which it is to assume, upon execution and delivery by the Increase Bank, the Borrower and the Facility Agent of three original copies of an Increase Confirmation.

(c)	Each Increase Bank which is willing to assume a portion of the increased Commitments shall deliver to the Facility Agent three completed and duly executed original copies of an Increase Confirmation in this respect.

(d)	As soon as reasonably practical upon receipt of an Increase Confirmation under paragraph (c) above:

(i)	the Facility Agent shall execute all three original copies of that Increase Confirmation and promptly deliver such executed copies to the Borrower; and

(ii)	the Borrower shall execute all three original copies of that Increase Confirmation and promptly return one original copy to each of the Facility Agent and the relevant Increase Bank.

(e)	Upon the execution and delivery of an Increase Confirmation in accordance with paragraphs (c) and (d) above, but subject to paragraph (f) below:

(i)	the relevant Increase Bank’s Commitments shall be increased by an amount equal to that portion of the increased Commitments assumed by it pursuant to that Increase Confirmation;

(ii)	the Borrower and the relevant Increase Bank shall assume obligations towards one another and/or acquire rights against one another with respect to the relevant increased Commitments as the Borrower and the Increase Bank would have assumed and/or acquired had the Increase Bank been an original Bank;

(iii)	each Increase Bank shall, to the extent not already a Bank, become a Party as a “Bank” under this Agreement and any Increase Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Bank and those Finance Parties would have assumed and/or acquired had the Increase Bank been an original Bank; and

(iv)	the Commitments of the other Banks shall remain unaffected and continue in full force and effect.

(f)	If an Increase Bank is not already a Bank under this Agreement, the Increase Confirmation executed and delivered by it in accordance with the preceding provisions shall only take effect on the later of:

(i)	the date of execution and delivery of that Increase Confirmation by the Borrower and the Facility Agent in accordance with paragraphs (c) and (d) above; and

(ii)	the date on which the Facility Agent shall have performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Bank, the completion of which the Facility Agent shall promptly notify the Borrower and that Increase Bank.

(g)	Each Increase Bank, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Bank or Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(h)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Bank, the Borrower shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of €2,000 and the Borrower shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.4.

(i)	The Borrower may pay to the Increase Bank a fee in the amount and at the times agreed between the Borrower and the Increase Bank in a Fee Letter.

(j)	Paragraphs (e), (f) and (g) of Clause 28.3 (Transfers by Banks) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Bank as if references in that Clause to:

(i)	an “Existing Bank” were references to all the Banks immediately prior to the relevant increase;

(ii)	the “New Bank” were references to that “Increase Bank”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(k)	For the avoidance of doubt, no Bank shall have any obligation to assume or commit to assume an increase in its Commitments under this Clause 2.4 and each Bank may, in its absolute discretion, decide whether or not it wishes to assume or commit to assume such increase.

3.	PURPOSE

(a)	The Borrower shall apply each Loan towards:

(i)	the refinancing and replacement of the facilities made available under the Existing Credit Facility Agreement and the partial refinancing and replacement of the 2009 Facility A; and

(ii)	the financing of the general corporate purposes of the Group.

(b)	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of any Loan and no Finance Party will be responsible for, or for the consequences of, such application.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The obligation of each Bank to participate in any Loan under Clause 5.3 (Advance of Loan) is subject to satisfaction of all conditions precedent set out in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent on or prior to the date of this Agreement and the Facility Agent shall inform the Finance Parties upon being so satisfied.

4.2	Further conditions precedent

The obligation of each Bank to participate in any Loan under Clause 5.3 (Advance of Loan) is subject to the further conditions precedent that:

(a)	on both the date of the Request and the Drawdown Date:

(i)	the representations and warranties as set out in Clause 17.18 (Times for making representations and warranties) to be repeated on those dates (the “Repeating Representations”) are correct and will be correct immediately after the Loan is made;

(ii)	other than in the case of a Rollover Loan, no Default is outstanding or might result from the Loan; and

(iii)	in the case of a Rollover Loan, no Event of Default is outstanding or might result from the Loan; and

(b)	the making of the Loan would not cause Clause 2.1 (Facility) to be contravened.

5.	DRAWDOWN

5.1	Commitment Period

The Borrower may borrow a Loan during the Commitment Period if the Facility Agent receives, not later than:

(a)	11.00 a.m. (in the case of a Request for a Loan denominated in Euro); or

(b)	10.00 a.m. (in the case of a Request for a Loan denominated in an Optional Currency),

three (3) Business Days before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Drawdown Date is a Business Day falling within the Commitment Period;

(b)	if the currency selected is Euro, the amount of the Loan is:

(i)	a minimum of €30,000,000 and an integral multiple of €15,000,000; or

(ii)	the balance of the Available Commitments; or

(iii)	such other amount as the Facility Agent acting on the instructions of the Majority Banks may agree;

(c)	if the currency is an Optional Currency, the amount of the Loan is:

(i)	an integral multiple of 1,000,000 of the largest currency unit of that Optional Currency but at least the equivalent of €30,000,000; or

(ii)	the balance of the Available Commitments; or

(iii)	such other amount as the Facility Agent acting on the instructions of the Majority Banks may agree;

(d)	the amount selected under paragraph (b) or (c) above does not cause Clause 2.1 (Facility) to be contravened;

(e)	the currency selected complies with Clause 10 (Optional Currencies);

(f)	the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the applicable Final Maturity Date; and

(g)	the payment instructions specify an account of the Borrower.

Each Request must specify one Loan in one currency only and the Borrower may not deliver a Request which would result in more than fifteen (15) Loans being outstanding at any time, provided that any outstanding Separate Loan shall not be taken into account for this purpose.

5.3	Advance of Loan

(a)	The Facility Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation in that Loan.

(b)	Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Facility Agent for the Borrower in the currency in which it is to be borrowed on the relevant Drawdown Date.

(c)	The amount of each Bank’s participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the date of receipt by the Facility Agent of the relevant Request.

6.	REPAYMENT

6.1	Repayment

(a)	The Borrower shall repay each Loan in full on the last day of its Interest Period to the Facility Agent for the relevant Banks.

(b)	Without prejudice to the Borrower’s obligation to repay the full amount of each Loan on its due date, on any Drawdown Date, the amount to be repaid and the amount to be so drawn down on such date shall be netted off against each other so that the amount which the Borrower is actually required to repay or, as the case may be, the amount which the Banks are actually required to advance to the Borrower, shall be the net amount remaining after such netting off.

(c)	Subject to any applicable bankruptcy or insolvency law or regulation, at any time when a Bank becomes a Defaulting Bank, the maturity date of each of the participations of that Bank in the Loans then outstanding will be automatically extended to the earlier of (i) the date falling twelve months after the date on which such Bank becomes a Defaulting Bank and (ii) the applicable Final Maturity Date for that Bank; such Loans will be treated as separate Loans (each a “Separate Loan”) denominated in the currency in which the relevant participations are outstanding.

(d)	Subject to any applicable bankruptcy or insolvency law or regulation, the Borrower may prepay a Separate Loan by giving 5 Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Bank concerned as soon as practicable on receipt.

(e)	Subject to any applicable bankruptcy or insolvency law or regulation, interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the Borrower to the Defaulting Bank on the last day of each Interest Period of that Separate Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail.

6.2	Re-borrowing

Subject to the other terms of this Agreement, any amounts repaid under Clause 6.1 (Repayment) for the Facility may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation

The Commitment of each Bank shall be automatically cancelled at the close of business in Paris on the last day of the Commitment Period, to the extent undrawn on that date.

7.2	Voluntary cancellation

(a)	The Borrower may, by giving not less than ten (10) Business Days’ prior notice to the Facility Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum of € 50,000,000 and an integral multiple of € 5,000,000).

(b)	Any cancellation in part shall be applied against the Commitment of each Bank under the Facility pro rata.

(c)	Any amount cancelled may not be reinstated.

7.3	Voluntary Prepayment

(a)	The Borrower may, by giving not less than five (5) Business Days’ prior notice to the Facility Agent, prepay any Loan in whole or in part (but, if in part, in a minimum of an Original Euro Amount of € 15,000,000 and an integral multiple of € 5,000,000).

(b)	Any prepayment in part shall be applied against the Commitment of each Bank under the Facility pro rata.

7.4	Additional Right of prepayment and cancellation

If:

(a)	the Borrower is required to pay to a Bank any additional amounts under Clause 12 (Taxes); or

(b)	the Borrower is required to pay to a Bank any amount under Clause 14 (Increased Costs) or under paragraph (c) of Clause 9.1; or

(c)	any amount payable to any Bank by the Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Borrower by reason of that amount being (i) paid or accrued to a Bank incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Bank in a financial institution situated in a Non-Cooperative Jurisdiction, then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the circumstances continue, either (i) exercise its rights under Clause 7.5 (Right of Replacement of a Single Bank), or (ii) give a notice of prepayment and cancellation to that Bank through the Facility Agent. If such a notice of prepayment and cancellation is given, on the date falling five (5) Business Days after the date the notice is given:

(i)	the Borrower shall prepay that Bank’s participation in all the Loans; and

(ii)	the Commitment of that Bank shall be cancelled in full.

7.5	Right of Replacement of a Single Bank

(a)	If:

(i)	the Borrower is required to pay to a Bank any additional amounts under Clause 12 (Taxes); or

(ii)	the Borrower is required to pay to a Bank any amount under Clause 14 (Increased Costs) or under paragraph (c) of Clause 9.1; or

(iii)	any amount payable to any Bank by the Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Borrower by reason of that amount being (i) paid or accrued to a Bank incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Bank in a financial institution situated in a Non-Cooperative Jurisdiction, the Borrower may on ten (10) Business Days prior written notice to the Facility Agent and such Bank, replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 28.3 (Transfers by Banks) all (and not part only) of its rights and obligations under this Agreement to one or more Banks or other banks or financial institutions (each, a “Replacement Bank”) selected by the Borrower, which confirm their willingness to assume and do assume all the obligations of the transferring Bank so transferred to it or to them (including the assumption of the transferring Bank’s participations on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal at par to the outstanding principal amount of such Bank’s participation in all Loans and so transferred to it or to them together with all relating accrued interest (and any Break Costs), fees and other amounts payable to that Bank hereunder.

(b)	The replacement of a Bank pursuant to this Subclause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Bank shall have any obligation to any member of the Group to find a Replacement Bank or other such entity; and

(iii)	in no event shall the Bank replaced under this Subclause be required to pay or surrender to such Replacement Bank any of the fees received by such Bank pursuant to the Finance Documents.

7.6	Mandatory Prepayment on change of control

If any person, or group of persons acting in concert, acquires control of the Borrower, the Facility Agent shall, if the Majority Banks so require, negotiate with the Borrower with a view to agreeing terms and conditions acceptable to the Borrower and all the Banks for continuing the Facility. Any terms and conditions agreed in writing by the Facility Agent (on behalf of and with the consent of all the Banks) and the Borrower within thirty (30) days of the occurrence of the change of control shall take effect in accordance with their terms. If no such agreement is reached within that 30-day period, then each Bank may by notice to the Facility Agent cancel its Commitment and the Borrower shall prepay such Bank’s participation in the outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents owing to such Bank within ten (10) Business Days after receipt by the Facility Agent of such notice whereupon the Commitment of such Bank will be cancelled in full. No amount cancelled and prepaid may be subsequently reinstated.

7.7	Right of cancellation in relation to a Defaulting Bank

Subject to any applicable bankruptcy or insolvency law or regulation:

(a)	if any Bank becomes a Defaulting Bank, the Borrower may, at any time whilst the Bank continues to be a Defaulting Bank, give the Facility Agent 5 Business Days’ notice of cancellation of the available undrawn Commitment of that Bank.

(b)	on the notice referred to in paragraph (a) above becoming effective, the available and undrawn Commitment of that Defaulting Bank shall immediately be reduced to zero.

(c)	the Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Banks.

7.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest, fees and commissions on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Except as provided in Clause 2.4 (Increase of Total Commitments upon cancellation) no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST PERIODS

8.1	Selection

(a)	The Borrower may select an Interest Period for a Loan in the Request relating to that Loan. Each Interest Period for a Loan will commence on its Drawdown Date.

(b)	Subject to the following provisions of this Clause 8, each Interest Period will be one, two, three, six or twelve months or any other period shorter than twelve months agreed between the Borrower and the Facility Agent (with the prior consent of all Banks).

(c)	Each Loan has one Interest Period only.

(d)	An Interest Period for a Loan shall not extend beyond the next Final Maturity Date to occur after the date of the Request for that Loan, in respect of any Bank.

8.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	No overrunning of the Final Maturity Date

If an Interest Period would otherwise overrun the relevant Final Maturity Date, it shall be shortened so that it ends on that Final Maturity Date.

8.4	Notification

The Facility Agent shall notify the Borrower and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST

9.1	Interest rate

(a)	For a Loan in an Optional Currency having an Interest Period other than 1 month or 2 months and for any Loan in Euro, the rate of interest on each Loan for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of the applicable:

(i)	Margin; and

(ii)	EURIBOR or, in the case of a Loan in an Optional Currency, LIBOR.

(b)	For a Loan in an Optional Currency having an Interest Period of 1 month or 2 months, the rate of interest of each Loan for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of the applicable:

(i)	Margin; and

(ii)	the higher of (A) LIBOR and (B) the Reference Banks’ Average Rate.

(c)	In addition to interest under paragraphs (a) and (b) above, the Borrower shall also pay to the Facility Agent for each Bank, that Bank’s Mandatory Costs.

9.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of each Interest Period and, if the Interest Period of the Loan is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period and on the last day of the Interest Period.

9.3	Margin adjustments

(a)	The initial Margin is 0.45 per cent. per annum.

(b)	Thereafter but subject to paragraph (d) below, the Margin will be adjusted in accordance with the table below according to the Debt Ratings assigned to the Borrower by S&P and/or Moody’s respectively.

Debt Rating (S&P / Moody’s)		Applicable Margin (per cent. per annum)
S&P	Moody’s

A or better	A2 or better	0.40

A-	A3	0.45

BBB+	Baa1	0.55

BBB	Baa2	0.70

BBB- or lower	Baa3 or lower	0.85

It being specified that:

(i)	in the event that a Rating Agency assigns a Debt Rating that does not correspond with the Debt Rating assigned by the other Rating Agency, then the Margin will be calculated as the average of the Margins (as described in the table above) applicable to the Debt Ratings which have been assigned by the Rating Agencies;

(ii)	in the event that only one Rating Agency maintains a Debt Rating on the Borrower, the Margin will be determined by reference to the Debt Rating provided by that Rating Agency;

(iii)	in the event that neither of the Rating Agencies provides a Debt Rating, then the Borrower and the Facility Agent shall negotiate in view of agreeing an alternative basis for determining the Margin. If no alternative basis acceptable to all Banks has been agreed within fifteen (15) Business Days, the Margin will be zero point eighty five per cent. (0.85%) per annum.

(c)	The Borrower must promptly notify the Facility Agent of any notification to it by S&P or Moody’s of a change in its Debt Rating.

(d)	Any adjustment to the Margin will:

(i)	for the purposes of a Loan (including a Rollover Loan), apply with immediate effect pro rata temporis unless, with respect to an adjustment due to a Debt Rating change, the Interest Period of that Loan ends within fifteen (15) Business Days of the date of publication of the Debt Rating by the Rating Agencies (in which case there shall be no adjustment in respect of that Loan); and

(ii)	for the purposes of calculation of the commitment fee referred to in Clause 21.2 (Commitment fee), start on the date of publication of the Debt Rating by the Rating Agencies.

9.4	Default interest

(a)	If the Borrower fails to pay any amount payable by it under the Finance Documents, it shall, forthwith on demand by the Facility Agent, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the “default rate”) determined by the Facility Agent to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Facility Agent may determine (each a “Designated Interest Period”).

(b)	Default interest shall accrue automatically as of right and without need of notification (“mise en demeure”) to the Borrower and is in addition and without prejudice to the other rights of the Finance Parties. Neither a demand under Clause 9.3 (a) nor a payment by the Borrower of default interest shall constitute the grant of an extension of the due date for the overdue amount or any waiver of the Finance Parties rights’ under the Finance Documents in relation to such overdue amount.

(c)	If the Facility Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the relevant interbank market, the default rate will be determined by reference to the cost of funds to the Facility Agent from whatever sources it may select.

(d)	The default rate will be determined by the Facility Agent on each Business Day or the first day of, or two (2) Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(e)	Default interest will be compounded annually in accordance with Article 1154 of the French Civil Code.

9.5	Notification

The Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	OPTIONAL CURRENCIES

10.1	Selection

(a)	The Borrower may select the currency of a Loan in the relevant Request.

(b)	The currency of each Loan must be Euro or an Optional Currency.

(c)	The Borrower may not choose a currency if as a result the outstanding Loans would be denominated at any one time in more than three currencies.

(d)	The Facility Agent shall notify each Bank and the Borrower of the currency and the Original Euro Amount of each Loan to be denominated in an Optional Currency, and the applicable Agent’s Spot Rate of Exchange, promptly after they are ascertained.

10.2	Revocation of currency

If before 9.30 a.m. (Paris time) on any Rate Fixing Day, the Facility Agent receives notice from a Bank that:

(a)	it is impracticable for the Bank to fund its participation in the relevant Loan in the relevant Optional Currency during its Interest Period in the ordinary course of business in the relevant interbank market; and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

the Facility Agent shall give notice to the Borrower and to the Banks to that effect before 11.00 a.m. (Paris time) on that day. In this event:

(i)	the Borrower and the Banks may agree that the Loan will not be made; or

(ii)	in the absence of agreement and in any other case:

(1)	that Bank’s participation in the Loan (or, if more than one Bank is similarly affected, the aggregate of such Banks’ participations in the Loan) shall be treated as a separate Loan denominated in Euro during the relevant interest period;

(2)	in the definition of “EURIBOR” (insofar as it applies to that Loan) in Clause 1.1 (Definitions):

(A)	there shall be substituted for the time “11.00 a.m.” the time “1.00 p.m.”; and

(B)	paragraph (b) of that definition shall apply.

Without prejudice to the provisions of Clause 25.2 (Other indemnities), the Borrower shall forthwith on demand indemnify the Bank concerned against any loss or liability incurred by it as a consequence of the occurrence of any event referred to in, or the operation of, this Clause unless the Loan is not to be made or redenominated pursuant to sub-paragraphs (i) and (ii) above.

11.	PAYMENTS

11.1	Place

All payments by the Borrower or a Bank under the Finance Documents shall be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, Paris or such other office or bank in the principal financial centre of a Participating Member State,

as it may notify to the Borrower or Bank for this purpose (ten (10) Business Days notice being required in the case of a principal financial centre in (b) above) provided that such account may not, in any case, be situated in a Non-Cooperative Jurisdiction.

11.2	Funds

Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

11.3	Distribution

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five (5) Business Days’ prior- notice, provided that such account may not, in any case, be situated in a Non-Cooperative Jurisdiction.

(b)	The Facility Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

11.4	Currency

(a)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses and Taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Euro.

11.5	Set-off and counterclaim

All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

11.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

11.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

12.	TAXES

12.1	Taxes

(a)	All payments by the Borrower under the Finance Documents shall be made free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Facility Agent to a Finance Party, under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or any other deduction.

(b)	If the Borrower is, or becomes obliged, to make any deductions from any amounts paid or payable by the Borrower to a Finance Party and is prevented by applicable law from paying the additional amounts referred to in paragraph (a) above:

(i)	the Finance Party (if a Bank) may, by notice to the Borrower through the Facility Agent, require the Borrower to prepay all or part of its participation in the Loans; and

(ii)	the Commitment of that Finance Party shall be cancelled forthwith and the Borrower shall prepay the participations of that Finance Party in each Loan on the date falling ten (10) days after the date of the notice, provided that notwithstanding such prepayment the Borrower shall be obliged to pay the additional amounts to that Finance Party which it is prevented from paying as soon as it may legally do so and such obligation shall survive any cancellation or termination of this Agreement.

12.2	Procedural formalities

If any Tax is payable, and can be mitigated or eliminated under the provisions of a double tax treaty, the Parties will cooperate (or procure co-operation by their agents, if any) in good faith and carry out all reasonable procedural formalities (including the filing of any Tax return) in order that the relevant payments may be made without a Tax deduction.

12.3	Tax receipts

All Taxes required by law to be deducted or withheld by the Borrower from any amounts paid or payable under the Finance Documents shall be paid by the Borrower when due and the Borrower shall, within fifteen (15) days of the payment being made, deliver to the Facility Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

If EURIBOR or LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. Paris time in relation to EURIBOR or 11.30 a.m. London time in relation to LIBOR (as applicable) on the relevant Rate Fixing Day, the applicable EURIBOR or LIBOR shall, subject to Clause 13.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

If:

(a)	EURIBOR or LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 1l.30 a.m. Paris time in relation to EURIBOR or 11.30 a.m. London time in relation to LIBOR (as applicable) on the relevant Rate Fixing Day or the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining EURIBOR or LIBOR; or

(b)	the Facility Agent receives notification from Banks whose participations in a Loan exceed thirty per cent. (30%) of that Loan that, in their opinion:

(i)	after making reasonable efforts, matching deposits may not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

(ii)	the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of EURIBOR or LIBOR, as appropriate, for the relevant Interest Period,

the Facility Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 13 is in operation.

13.3	Substitute basis

After any notification under Clause 13.2 (Market disruption) the relevant Loan shall not be made. However, within five (5) Business Days of receipt of the notification, the Borrower and the Facility Agent shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to that Loan and (to the extent required) any future Loan. Any substitute basis agreed shall, with the prior consent of all the Banks, be binding on all the Parties.

13.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period or Designated Interest Period for that Loan or Unpaid Sum.

(b)	Each Bank shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Designated Interest Period in which they accrue.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.2 (Exceptions), the Borrower shall within three (3) Business Days of demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

including any law or regulation relating to Taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

(b)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loans made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party under this Agreement or the effective return to a Finance Party or any of its Affiliates (to the extent that it is attributable to this Agreement) on its capital; or

(iv)	the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

14.2	Exceptions

Clause 14.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	compensated for by the operation of Clause 12.1(a) (Taxes); or

(c)	attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situated.

15.	MITIGATION BY THE BANKS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12 (Taxes), Clause 14 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost formulae) or in any amount payable under a Finance Document by the Borrower becoming not deductible from the Borrower’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all liabilities, costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

16.	ILLEGALITY

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	that Bank may notify the Borrower through the Facility Agent accordingly;

(b)	the Borrower shall forthwith prepay the participations of that Bank in all the Loans; and

(c)	the Commitment of that Bank shall forthwith be cancelled.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party. Such representations and warranties constitute an essential element (“condition essentielle et déterminante”) of the decision of each Finance Party to enter into this Agreement.

17.2	Status

(a)	It is a limited liability company (“société anonyme”), duly incorporated and validly existing under the laws of the Republic of France;

(b)	Each Material Subsidiary is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; and

(c)	The Borrower and each Material Subsidiary have the power to own its assets and carry on its business as it is being conducted.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

17.5	Authorisations

All authorisations required or desirable:

(a)	in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated by the Finance Documents; and

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation;

have been obtained or effected and are in full force and effect.

17.6	Pari passu ranking

Its obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.7	Taxes on payments

All amounts payable by the Borrower under the Finance Documents may be made free and clear of and without deduction for or on account of any Tax.

17.8	No filing or stamp duties

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax or charge be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

(a)	conflict with any law or regulation or judicial or official order binding on the Borrower; or

(b)	conflict with the constitutional documents of the Borrower; or

(c)	conflict with any document which is binding upon the Borrower or any Material Subsidiary.

17.10	No Default

(a)	On the date of this Agreement, no Default is outstanding or might result from the making of any Loan.

(b)	On any other date, on which this representation is repeated in accordance with Clause 17.18, no Event of Default is outstanding or might result from the making of any Loan.

17.11	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a Material Adverse Effect.

17.12	Accounts

The audited consolidated accounts of the Borrower most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Accounts):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in France, consistently applied; and

(b)	fairly represent (“donnent une image fidèle et sincère”) the consolidated financial condition of the Borrower as at the date to which they were drawn up.

17.13	Material Adverse Change

(a)	On the date of this Agreement:

(i)	there has been no material adverse change in the business or consolidated financial condition of the Borrower or any Material Subsidiary or the Group as a whole since the date on which the most recent audited accounts were drawn up; or

(ii)	no event or circumstance having a material adverse effect on the ability of the Borrower to perform any of its payment obligations under any of the Finance Documents has occurred.

(b)	On any other date, other than the date of this Agreement, there has been no material adverse change in the business or consolidated financial condition of the Borrower or any Material Subsidiary or the Group as a whole since the date to which the most recent audited accounts were drawn up which is reasonably expected to have a material adverse effect on the ability of the Borrower to perform any of its payment obligations under any of the Finance Documents.

17.14	Security Interests

No Security Interest exists over its or any of the assets of any Material Subsidiary which would cause a breach of Clause 18.8 (Negative pledge).

17.15	Environmental Laws

The Borrower and (to the best of the Borrower’s knowledge) each member of its Group are in compliance with Environmental Laws to which they may be subject where non-compliance therewith has or would have a Material Adverse Effect.

17.16	Information

All financial and other information, and statements which have been supplied by the Borrower or on its behalf to the Facility Agent and/or the Banks were true, current and correct in all material respects at the date on which they were so supplied and there were at that date no other facts or circumstances, the omission to provide knowledge of which would make such information or statements misleading.

17.17	Governing law and enforcement

(a)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.18	Times for making representations and warranties

The representations and warranties set out in this Clause 17:

(a)	are made on the date of this Agreement; and

(b)	(with the exception of Clause 17.7 (Taxes on payments), Clause 17.8 (No filing or stamp duties), paragraph (a) of Clause 17.10 (No Default) and paragraph (a) of Clause 17.13 (Material Adverse Change) which relate to representations and warranties only made on the date hereof) are deemed to be repeated by the Borrower on the date of each Request (including a Request for a Rollover Loan), the date of each Extension Request, any Extension Date and the first day of each Interest Period with reference to the facts and circumstances then existing.

18.	UNDERTAKINGS

18.1	Duration

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2	Financial information

The Borrower shall supply to the Facility Agent in sufficient copies for all the Banks:

(a)	as soon as the same are available (and in any event within hundred and fifty (150) days of the end of each of its financial years):

(i)	the audited consolidated accounts of the Borrower; and

(ii)	the audited accounts of the Borrower, in each case for that financial year;

(b)	as soon as the same are available (and in any event within ninety (90) days of the end of the first half-year of each of its financial years) the unaudited consolidated accounts of the Borrower for that half-year.

(c)	together with the accounts specified in paragraphs (a) and (b) above, a certificate signed by the Borrower’s Chief Financial Officer providing details of any change in the identity of the Material Subsidiaries or in the unconsolidated annual turnover of any Material Subsidiary from that of the previous year.

18.3	Information – miscellaneous and know your customer requirements

(a)	The Borrower shall supply to the Facility Agent:

(i)	all documents, which are material in the context of the Finance Documents, despatched by it to its shareholders (or any class of them) or by it to its creditors (or any class of them) at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a Material Adverse Effect; and

(iii)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request;

in sufficient copies for all of the Banks, if the Facility Agent so requests.

(b)	Subject to paragraph (c) below, the Borrower must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	The Borrower is only required to supply any information under paragraph (b) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and/or obligations under this Agreement to a person that is not a Bank before that assignment or transfer.

(d)	Each Bank must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

18.4	Notification of Default

The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

18.5	Compliance certificate

The Borrower shall supply to the Facility Agent together with the accounts specified in paragraphs (a) and (b) of Clause 18.2 (Financial information), a certificate signed by its Chief Financial Officer certifying that no Event of Default is outstanding or, if an Event of Default is outstanding, specifying the Event of Default and the steps, if any, being taken to remedy it.

18.6	Authorisations

The Borrower shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Facility Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.7	Pari passu ranking

The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.8	Negative pledge

(a)	The Borrower shall not, and shall procure that no Material Subsidiary will, create or permit to subsist any Security Interest in respect of Financial Indebtedness on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	liens arising solely by operation of law in the ordinary course of its business and securing amounts not more than thirty (30) days overdue; or

(ii)	any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired in the ordinary course of business; or

(iii)	any Security Interest existing at the time of acquisition on or over any assets acquired after the date of this Agreement but only if (1) the Security Interest was not created in contemplation of or in connection with that acquisition and (2) the principal, capital or nominal amount secured by any such Security Interest and outstanding at the time of acquisition is not increased; or

(iv)	any Security Interest created on any assets acquired after the date of this Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding 100% of the cost of that acquisition; or

(v)	any Security Interest created over assets in favour of a special purpose vehicle in connection with a securitisation of such assets; or

(vi)	any Security Interest arising out of any cash pooling arrangements or any cash management facility granted by the Borrower or any member of the Group to any other members of the Group in accordance with Article L 511-7 I.3 of the Code monétaire et financier; or

(vii)	any Security Interest not falling within paragraphs (i) to (vi) above provided that the aggregate book value of the assets encumbered by all Security Interests created or outstanding under this paragraph (vii) and the aggregate book value of the assets referred to in paragraph (ii) of Clause 18.9 (Transactions similar to security) do not at any time exceed in aggregate 7% of Total Consolidated Assets.

18.9	Transactions similar to security

The Borrower shall not, and shall procure that no Material Subsidiary will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading;

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, except for:

(i)	sale and lease-back transactions relating to assets acquired after the date of this Agreement if such assets are specifically acquired for the purpose of such sale and lease-back transaction; and

(ii)	any other sale and lease-back transactions provided that the aggregate book value of the assets concerned and the aggregate book value of the assets secured by all Security Interests created or outstanding under paragraph (vii) of Clause 18.8 (Negative pledge) shall not at any time exceed in aggregate 7% of Total Consolidated Assets.

18.10	Disposals

(a)	The Borrower shall not, and shall procure that no Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals, made in the ordinary course of trading of the disposing entity for full value on normal commercial terms; or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	disposals of obsolete assets not required for the efficient operation of its business, on arm’s length terms; or

(iv)	disposals of assets on arm’s length terms not otherwise permitted pursuant to (i) to (iii) above the book value of which when aggregated with the book value of all other such disposals in any financial year of the Group does not exceed 7% of Total Consolidated Assets; or

(v)	disposals of assets pursuant to sale and lease-back transactions permitted under Clause 18.8 (vii) in fine above; or

(vi)	disposals of assets on arm’s length terms by the Borrower to a special purpose vehicle in connection with a securitisation of such assets; or

(vii)	disposals of assets required by any Governmental Authorities or arising solely by operation of law.

18.11	Change of business

The Borrower shall procure that no substantial change is made to the general nature or scope of the business of the Borrower or the Group from that carried on at the date of this Agreement.

18.12	Mergers

(a)	The Borrower shall not and shall procure that no Material Subsidiary will, without the prior written consent of the Majority Banks, enter into any amalgamation, demerger, merger, reconstruction, consolidation, share exchange, “restructuration” or “reorganisation” or similar business combination transaction.

(b)	Paragraph (a) does not apply to:

(i)	mergers, amalgamations, demergers and reconstructions between the Borrower and a Subsidiary of the Borrower where the Borrower is the surviving company and remains responsible for all the obligations of the Borrower under the Finance Documents to which it is a party; and

(ii)	mergers, amalgamations, demergers and reconstructions between Subsidiaries of the Borrower.

18.13	Insurance

The Borrower shall, and shall procure that each member of the Group will, maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business where failure to do so could reasonably have a Material Adverse Effect.

18.14	Maintenance of status

The Borrower shall, and shall procure that each Material Subsidiary will:

(a)	do all such things as are necessary to maintain its corporate existence; and

(b)	ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions.

18.15	Compliance with Environmental Laws

The Borrower shall, and shall procure that each member of the Group will, comply with all applicable Environmental Laws to which it may be subject if non-compliance therewith has or would have a Material Adverse Effect.

18.16	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.	EVENTS OF DEFAULT

Each of the events set out in this Clause 19 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person or any law or regulation or judicial or administrative decision).

19.1	Non-payment

The Borrower does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable unless the Facility Agent is satisfied that failure to pay is solely due to technical or administrative delays in the transmission of funds and the relevant amount is paid in full within four (4) Business Days of the due date.

19.2	Breach of other obligations

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment)), unless the failure to comply is capable of remedy and is remedied within fifteen (15) days of such breach.

19.3	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Borrower under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated (whether or not intentionally).

19.4	Cross-default

(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due or within any applicable grace period; or

(b)	any Financial Indebtedness of the Borrower or any Material Subsidiary becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(c)	any commitment for, or underwriting of, any Financial Indebtedness of the Borrower or any Material Subsidiary is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	any Security Interest securing Financial Indebtedness over any asset of the Borrower or any Material Subsidiary becomes enforceable as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, provided that there shall only be an Event of Default under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness referred to in paragraphs (a) to (d) above, exceeds € 40,000,000 (or the equivalent in other currencies).

19.5	Insolvency

(a)	The Borrower or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent (including without limitation “en état de cessation des paiements”), or admits inability to pay its debts as they fall due; or

(b)	the Borrower or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	the Borrower or any Material Subsidiary, by reason of financial difficulties, applies for, or is subject to, an amicable settlement or a “conciliation” pursuant to Article L.611-4 et seq. of the French Commercial Code or begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

19.6	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of the Borrower or any Material Subsidiary (including without limitation a “procédure de conciliation” or a “mandat ad hoc”); or

(b)	a meeting of the Borrower or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration (including without limitation “redressement judiciaire”, “cession totale de l’entreprise”, “liquidation judiciaire”, “sauvegarde” or “sauvegarde accélérée”) or any such resolution is passed; or

(c)	any person presents a petition for the winding-up or for the administration of the Borrower or any Material Subsidiary; or

(d)	an order for the winding-up or administration of the Borrower or any Material Subsidiary is made;

(e)	a judgment is issued for the judicial liquidation (“liquidation judiciaire”) or the transfer of the whole of the business (“cession de l’entreprise”) of the Borrower or any Material Subsidiary; or

(f)	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Borrower or any Material Subsidiary or any other insolvency proceedings involving the Borrower or any Material Subsidiary.

19.7	Appointment of receivers, managers, administrateur judiciaire or conciliateur

(a)	Any person makes a request in accordance with any applicable laws for the appointment of an administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur or mandataire liquidateur, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, or any other person appointed as a result of any proceedings described in Clause 19.6 (Insolvency proceedings) or the like in respect of the Borrower or any Material Subsidiary or any part of its assets or any such appointment is made.

(b)	any other steps are taken to enforce any Security Interest over any part of the assets of the Borrower or any Material Subsidiary.

19.8	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of a value exceeding € 15,000,000 (or the equivalent in other currencies) of the Borrower or any Material Subsidiary and is not discharged within fourteen (14) days.

19.9	Analogous proceedings

There occurs, in relation to the Borrower or any Material Subsidiary, any event anywhere which, in the opinion of the Majority Banks, appears to correspond with any of those mentioned in Clauses 19.5 (Insolvency) to 19.8 (Creditors’ process) (inclusive).

19.10	Failure to comply with final judgment

The Borrower or any Material Subsidiary fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction.

19.11	Cessation of business

The Borrower or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

19.12	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

19.13	Ownership of Material Subsidiaries

Any person, or group of persons acting in concert, acquires control of any Material Subsidiary.

19.14	Litigation

Any litigation, arbitration or administrative proceedings are taken in respect of the Borrower or any Material Subsidiary which, if adversely determined, are likely to have a Material Adverse Effect.

19.15	Capitaux propres

The “capitaux propres” of the Borrower become, as a result of any losses, equal to less than fifty per cent. (50%) of its share capital (capital social), and

(a)	a shareholders’ meeting of the Borrower is not convened within the applicable time period; or

(b)	a resolution is passed for the dissolution of the Borrower or a court grants or orders the dissolution of the Borrower; or

(c)	the share capital of the Borrower is not reconstituted within the applicable time limits,

in each case as provided in Article L.225-248 of the French Commercial Code.

19.16	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may without mise en demeure or any other judicial or extra-judicial step, and shall if so directed by the Majority Banks, by notice to the Borrower:

(a)	cancel the Total Commitments; and/or

(b)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans together with accrued interest and all other amounts accrued under the Finance Documents (as provided for in this Agreement) be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Banks; and/or

(d)	take all steps open to, and exercise all rights conferred on the Finance Parties under, the Finance Documents or applicable law.

20.	THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS

20.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Facility Agent irrevocably authorises the Facility Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent on that Party’s behalf,

(c)	The Facility Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Mandated Lead Arrangers and the Bookrunners

Except as specifically provided in the Agreement, the Mandated Lead Arrangers and the Bookrunners have no obligations of any kind to any other Party under or in connection with any Finance Document.

20.3	Relationship

The relationship between the Facility Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Facility Agent as trustee or fiduciary for any other Party or any other person and the Facility Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

20.4	Majority Banks’ instructions

(a)	The Facility Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Facility Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Facility Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

20.5	Delegation

The Facility Agent may act under the Finance Documents through its personnel and agents.

20.6	Responsibility for documentation

Neither the Facility Agent, the Mandated Lead Arrangers nor the Bookrunners is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

20.7	Event of Default

(a)	The Facility Agent is not obliged to monitor or enquire as to whether or not an Event of Default has occurred. The Facility Agent will not be deemed to have knowledge of the occurrence of an Event of Default other than an Event of Default under Clause 19.1 (Non-payment). However, if the Facility Agent receives notice from a Party referring to this Agreement, describing the Event of Default and stating that the event is an Event of Default, it shall promptly notify the Banks.

(b)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

20.8	Exoneration

(a)	Without limiting paragraph (b) below, the Facility Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

20.9	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Facility Agent’s employment and those representing a Party other than the Facility Agent).

20.10	Credit approval and appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Facility Agent, the Mandated Lead Arrangers or the Bookrunners in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

20.11	Information

(a)	The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	The Facility Agent shall promptly supply a Bank with a copy of each document received by the Facility Agent under Clause 4 (Conditions precedent), upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Borrower or of its related entities, whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from the Borrower.

20.12	The Facility Agent, the Mandated Lead Arrangers and the Bookrunners individually

(a)	If it is also a Bank, each of the Facility Agent, the Mandated Lead Arrangers and the Bookrunners has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Facility Agent, a Mandated Lead Arranger or a Bookrunner.

(b)	The Facility Agent, the Mandated Lead Arrangers and the Bookrunners may:

(i)	carry on any business with the Borrower or its related entities;

(ii)	act as agent for, or in relation to any financing involving, the Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as the Facility Agent, the agency division of the Facility Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be deemed to be information possessed by the Facility Agent in its capacity as such.

(d)	The Borrower irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in the opinion of the Facility Agent, is received by it in its capacity as the Facility Agent.

(e)	Without prejudice to the generality of paragraph (d) above, the Facility Agent is expressly authorised to disclose the identity of a Defaulting Bank to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Banks to the extent permitted by any applicable law or regulation.

(f)	The Facility Agent may deduct from any amount received by it for the Banks pro rata any unpaid fees, costs and expenses of the Facility Agent incurred by it in connection with the Finance Documents.

20.13	Indemnities

(a)	Without limiting the liability of the Borrower under the Finance Documents, each Bank shall forthwith on demand indemnify the Facility Agent for that Bank’s proportion of any liability or loss incurred by the Facility Agent in any way relating to or arising out of its acting as the Facility Agent, except to the extent that the liability or loss arises from the Facility Agent’s gross negligence or wilful misconduct.

(b)

A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bear to the Original Euro Amount of all the Loans on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

20.14	Compliance

(a)	The Facility Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Facility Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the opinion of the Facility Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

20.15	Resignation of the Facility Agent

(a)	Notwithstanding its irrevocable appointment, the Facility Agent may resign by giving notice to the Banks and the Borrower, in which case the Facility Agent may forthwith appoint one of its Affiliates as successor Facility Agent or, failing that, the Majority Banks may appoint a successor Facility Agent.

(b)	If the appointment of a successor Facility Agent is to be made by the Majority Banks but they have not, within thirty (30) days after notice of resignation, appointed a successor Facility Agent which accepts the appointment, the Facility Agent may appoint a successor Facility Agent.

(c)	The resignation of the retiring Facility Agent and the appointment of any successor Facility Agent will both become effective only upon the successor Facility Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the retiring Facility Agent and the term “Facility Agent” will mean the successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 20 shall continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)	The Majority Banks or the Borrower (subject to the consent of the Majority Banks) may, by notice to the Facility Agent, require it to resign in accordance with paragraph

(a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Facility Agent.

(g)	A successor Facility Agent may not, upon its designation, be incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction. The Facility or any of its successors may not change its office if the new office is, at the time of such change, situated in a Non-Cooperative Jurisdiction. The Borrower may, on no less than 30 days’ prior notice to the Facility Agent, replace the Facility Agent by requiring the Banks to appoint a replacement Facility Agent if any amount payable under a Finance Document by the Borrower becomes not deductible from the Borrower’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to a Facility Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of the Facility Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Facility Agent shall resign and a replacement Facility Agent shall be appointed by the Majority Banks (after consultation with the Borrower) within 30 days after notice of replacement was given.

20.16	Banks

(a)	Without prejudice to paragraph (c) of Clause 21.2 (Commitment fee), the Facility Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five (5) Business Days’ prior notice from that Bank to the contrary.

(b)	The Facility Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

20.17	Extraordinary management time and resources

The Borrower shall forthwith on demand pay the Facility Agent for the cost of utilising its management time or other resources in connection with:

(a)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document; or

(b)	the occurrence of an Event of Default; or

(c)	the enforcement of, or the preservation of any rights under, any Finance Document.

Any amount payable to the Facility Agent under this Clause will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower, and is in addition to any fee paid or payable to the Facility Agent under Clause 21 (Fees).

21.	FEES

21.1	Facility Agent’s fee

The Borrower shall pay to the Facility Agent for its own account an agency fee in the amount and at the times agreed in the Agency Fee Letter.

21.2	Commitment fee

(a)

The Borrower shall pay to the Facility Agent for the account of each relevant Bank a commitment fee in Euro at the rate of thirty-five per cent. (35%) of the applicable Margin computed on the undrawn, uncancelled amount of that Bank’s Commitment during the Commitment Period for the Facility, provided that, for the purposes of this Clause 21, in the period prior to the Commitment Increase Date, the Commitment of each Bank shall be deemed to be 7/11th of that otherwise determined pursuant to the definition “Commitment” in Clause 1.1 (Definitions).

(b)	For this purpose, Loans are taken at their Original Euro Amount.

(c)	Accrued commitment fee is payable quarterly in arrear and on the last day of the relevant Commitment Period. Accrued commitment fee shall also be payable to the Facility Agent for the relevant Bank on the cancelled amount of its Commitment at the time the cancellation comes into effect.

(d)	No commitment fee is payable to the Facility Agent (for the account of a Bank) on any undrawn, uncancelled amount of that Bank’s Commitment for any day on which that Bank is a Defaulting Bank.

21.3	Coordination fee

The Borrower shall pay to Crédit Agricole Corporate & Investment Bank and Société Générale Corporate & Investment Banking a coordination fee in the amount and at the times agreed in the Coordination Fee Letter.

21.4	Utilisation fee

(a)	For each day that the aggregate amount of Loans outstanding is equal to or greater than thirty three per cent. (33%) and equal to or less than sixty six per cent. (66%) of the Total Commitments, the Borrower shall pay to the Facility Agent for each relevant Bank a utilisation fee in Euro computed at the rate of zero point fifteen per cent. (0.15%) per annum on the aggregate amount of that Bank’s participation in the Loans.

(b)	For each day that the aggregate amount of Loans outstanding exceeds sixty six per cent. (66%) of the Total Commitments, the Borrower shall pay to the Facility Agent for each relevant Bank a utilisation fee in Euro computed at the rate of zero point thirty per cent. (0.30) per annum on the aggregate amount of that Bank’s participation in the Loans.

(c)	Accrued utilisation fee is payable quarterly in arrear and on the Final Maturity Date. Accrued utilisation fee shall also be payable to the Facility Agent for the relevant Bank in the event of that Bank’s participation in all the Loans being prepaid.

For this purpose, Loans are taken at their Original Euro Amount.

(d)	For the purposes of this paragraph 21.4, in the period prior to the Commitment Increase Date the Total Commitments shall be deemed to be €700,000,000.

21.5	Arrangement fee

The Borrower shall pay to the Facility Agent, for the account of the Mandated Lead Arrangers, an arrangement fee in the amount and at the times agreed in the Mandate Letter.

21.6	Participation fee

The Borrower shall pay to the Facility Agent, for the account of the Banks a participation fee in the amount and at the times agreed in the Mandate Letter.

22.	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by the Borrower to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

23.	EXPENSES

23.1	Initial and special costs

The Borrower shall forthwith on demand pay each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by such Finance Party in connection with:

(a)	the negotiation, preparation, printing, syndication and execution of:

(i)	this Agreement and any other documents referred to in this Agreement, up to a cap agreed between the Borrower and the Mandated Lead Arrangers in the Mandate Letter; and

(ii)	any other Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document.

23.2	Enforcement costs

The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by or on behalf of that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.	STAMP DUTIES

The Borrower shall pay, and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

25.	INDEMNITIES

25.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Borrower shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall forthwith on demand pay to the Finance Party concerned any exchange costs and Taxes payable in connection with any such conversion.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Event of Default;

(b)	a change in currency of a country or the operation of Clause 19.16 (Acceleration) or Clause 31 (Pro Rata Sharing); or

(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Borrower has delivered a Request.

The Borrower’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

25.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement will, in the absence of manifest error, constitute evidence of the matters to which they relate.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Interest (including any Mandatory Cost) and the fees payable under Clause 21.2 (Commitment fee) and under Clause 21.4 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case of interest payable on an amount denominated in Sterling or where market practice otherwise dictates, 365 days.

26.4	Taux Effectif Global

For the purposes of articles L. 313-1 et seq., R. 313-1 and R. 313-2 of the Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Facility Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in that letter. The Parties acknowledge that that letter forms part of this Agreement.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Subject to Clause 27.2 (Exceptions), any term of the Finance Documents may be amended and any breach or prospective breach waived, with the agreement of the Borrower and the Majority Banks. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to any of the following may only be effected if agreed by the Borrower, the Facility Agent and each of the Banks:

(i)	the definition of “Majority Banks” in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to the Banks under the Finance Documents (including the Margin and any fee payable under Clause 21.2 (Commitment fee) and Clause 21.4 (Utilisation fee));

(iii)	an increase in or extension of a Bank’s Commitment;

(iv)	a term of a Finance Document which expressly requires the consent of all the Banks; or

(v)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 28 (Changes to the Parties), Clause 31 (Pro Rata Sharing) or this Clause 27.

(b)	An amendment or waiver which affects the rights and/or obligations of the Facility Agent may not be effected without the agreement of the Facility Agent.

27.3	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Bank; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such rights is not a waiver of that right.

27.5	Disenfranchisement of Defaulting Banks

(a)	For so long as a Defaulting Bank has any available and undrawn Commitment, in ascertaining the Majority Banks or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Bank’s Commitment will be reduced by the amount of its available and undrawn Commitments.

(b)	For the purposes of this Clause 27.5, the Facility Agent may assume that the following Banks are Defaulting Banks:

(i)	any Bank which has notified the Facility Agent that it has become a Defaulting Bank;

(ii)	any Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Bank” has occurred,

unless it has received notice to the contrary from the Bank concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Bank has ceased to be a Defaulting Bank.

27.6	Replacement of a Defaulting Bank

(a)	Subject to any applicable bankruptcy or insolvency law or regulation, the Borrower may, at any time a Bank has become and continues to be a Defaulting Bank, by giving not less than ten (10) Business Days’ prior written notice to the Facility Agent and such Bank:

(i)	replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 28.3 (Transfers by Banks) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Bank to (and such Bank shall) transfer pursuant to Clause 28.3 (Transfers by Banks) all (and not part only) of its undrawn Commitments; or

(iii)	require such Bank to (and such Bank shall) transfer pursuant to Clause 28.3 (Transfers by Banks) all (and not part only) of its rights and obligations in respect of the Facility,

to a Bank or other bank, financial institution, trust, fund or other entity (a “Replacement Bank”) selected by the Borrower, and which is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Bank (including the assumption of the transferring Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Bank’s participation in the outstanding Loans, all accrued interest thereon and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Bank pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Bank shall have any obligation to the Borrower to find a Replacement Bank;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Bank be required to pay or surrender to the Replacement Bank any of the fees received by the Defaulting Bank pursuant to the Finance Documents.

28.	CHANGES TO THE PARTIES

28.1	Binding force

This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Facility Agent, each Mandated Lead Arranger, each Bookrunner and each Bank and their respective successors, assigns and transferees.

28.2	Transfers by the Borrower

The Borrower may not assign or otherwise transfer any of its rights and/or obligations under the Finance Documents.

28.3	Transfers by Banks

(a)	A Bank (the “Existing Bank”) may, subject to paragraph (b) below, at any time assign any of its rights or transfer any of its rights and obligations under this Agreement to another bank or financial institution (“établissement de crédit”) (the “New Bank”) in accordance with Clause 28.4 (Procedure for transfer).

(b)	A transfer must be for a minimum amount of at least € 10,000,000 or if the Existing Bank’s Commitment is of a lesser amount, all of its Commitments, unless the New Bank is an Affiliate of the relevant Existing Bank.

(c)	The prior consent of the Borrower is required for any such assignment or transfer, unless the New Bank is another Bank or an Affiliate of a Bank (in which case notification of such assignment or transfer shall be given to the Borrower by the Facility Agent) or if an Event of Default has occurred and is outstanding. However, the prior consent of the Borrower must not be unreasonably withheld or delayed and will be deemed to have been given if, within five (5) Business Days of receipt by the Borrower of an application for consent, it has not been expressly refused.

Notwithstanding the above:

•

no assignment or transfer in relation to any Loan or the Facility may be effected to a New Bank incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; and

•	a Bank may not change its Facility Office if the new Facility Office is, at the date of such transfer, situated in a Non-Cooperative Jurisdiction.

(d)	The New Bank shall, on the date of such assignment or transfer takes effect, pay to the Facility Agent for its own account a fee of €2,000.

(e)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the Commitment and/or rights and/or obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

(h)	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(i)	If:

(i)	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office or the account used for the purpose of payments to be made to it under or in connection with any Finance Document; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office or the account used for the purpose of payments to be made to it under or in connection with any Finance Document under Clause 12 (Taxes) or Clause 14 (Increased Costs), then the New Bank or Bank acting through its new Facility Office or payment account is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office or payment account would have been if the assignment, transfer or change had not occurred.

This clause 28.3 (i) does not apply for transfers under Clause 15.1 (Mitigation).

28.4	Procedure for transfer

(a)	Without prejudice to the requirement to obtain the Borrower’s consent, a transfer is effected if:

(i)	the Existing Bank and the New Bank deliver to the Facility Agent a duly completed Transfer Agreement; and

(ii)	the Facility Agent executes it,

provided that the Facility Agent is not required to execute a Transfer Agreement or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Bank and the New Bank if there are any such requirements.

(b)	To the extent that they are expressed to be the subject of the transfer in the Transfer Agreement, as from the Transfer Date:

(i)	the Existing Bank and the other Parties (the “existing Parties”) will be released from their obligations to each other (the “discharged obligations”);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank.

28.5	Mandate

The Borrower and each other Party (other than the Existing Bank and the New Bank) grants an irrevocable mandate (“mandat irrévocable”) to the Facility Agent to sign on its behalf and in its name each Transfer Agreement.

28.6	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Facility Agent shall (in consultation with the Borrower) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

28.7	Register

The Facility Agent shall keep a register of all the Parties and shall supply the Borrower with a copy of the register on request.

28.8	Security over Banks’ rights

In addition to the other rights provided to the Banks under this Clause 28, each Bank may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document or interests under the Facility to secure obligations of that Bank, including, without limitation, any charge, assignment or other Security to secure obligations to a central or supranational bank (including the ECB) or any other state owned entity created to provide financial assistance to financial institutions as security for borrowings from the central or supranational bank or any other state owned entity created to provide financial assistance to financial institutions.

29.	CONFIDENTIALITY

29.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information) and Clause 29.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Representatives and professional advisers or to the extent such disclosure would reasonably be required to enable any Bank to trigger and/or settle any transaction it has entered into with a third party in order to hedge the Bank’s (or an Affiliate of the Bank’s) risk (or otherwise) in respect of this Agreement and/or the Borrower including to the International Swaps and Derivatives Association, Inc. (ISDA) and the relevant ISDA Credit Derivatives Determination Committee and their respective advisers, for the purposes of (y) the participation in any ISDA auction process following the occurrence of a credit event affecting the Borrower and/or the Advance and (z) the publication of the auction terms (which, for the avoidance of doubt, may include any information disclosed by the Bank pursuant to this sub-paragraph on the ISDA website);

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Banks’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower.

29.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent, the Mandated Lead Arrangers and the Bookrunners;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of the Facility;

(x)	ranking of the Facility;

(xi)	Final Maturity Date for the Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Borrower and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Borrower; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

29.4	Entire agreement

This Clause 29 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

29.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 29.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 29 (Confidentiality).

29.7	Continuing obligations

The obligations in this Clause 29 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

30.	SET-OFF

A Finance Party may set off any matured or “exigible” or “connexe” obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (matured or “exigible” or “connexe”) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by the Borrower under the Finance Documents to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 11 (Payments) (a “recovery”), then:

(a)	the recovering Finance Party shall, within three (3) Business Days, notify details of the recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 11 (Payments);

(c)	subject to Clause 31.3 (Exceptions), the recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “redistribution”) equal to the excess;

(d)	the Facility Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 11 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 11.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

31.2	Reversal of redistribution

If under Clause 31.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three (3) Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 31.1 (e) will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

(a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 31.1 (e);

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

32.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

33.	NOTICES

33.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made:

(a)	by letter or facsimile; or

(b)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form; and

(c)	if by e-mail or any other electronic communication, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.2	Addresses for notices

(a)	The address, e-mail address (if any) and facsimile number of each Party (other than the Borrower and the Facility Agent) for all notices under or in connection with the Finance Documents are:

(i)	those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Facility Agent by not less than ten (10) Business Days’ notice.

(b)	The address, e-mail address and facsimile number of the Borrower are:

Schneider Electric SA

35 rue Joseph Monier

92500 Rueil Malmaison

Fax number:	01 41 29 88 19

E-mail:	isabelle.debize-loyer@schneider-electric.com

Attention:	Isabelle Debizé-Loyer

or such other as the Borrower may notify to the Facility Agent by not less than five (5) Business Days’ notice.

(c)	All notices have to be sent simultaneously to the following addresses, email addresses and facsimile numbers of the Facility Agent:

Société Générale

17 cours Valmy

92987 Paris - La Défense Cedex

France

Fax number:	+ 33 (0)1 70 71 95 60

E-mail:	camille.gaimberteau@sgcib.com / valerie.gurand@sgcib.com

Attention:	Camille Gaimberteau / Valérie Gurand

or such other as the Facility Agent may notify to the other Parties by not less than five (5) Business Days’ notice.

(d)	All notices from or to the Borrower shall be sent through the Facility Agent.

(e)	The Facility Agent shall, promptly upon request from any Party, give to that Party the address, e-mail address, or facsimile number of any other Party applicable at the time for the purposes of this Clause.

33.3	Use of websites

(a)	Except as provided below, the Borrower may deliver any information under this Agreement to a Bank by posting it on to an electronic website if:

(i)	the Facility Agent and the Bank agree;

(ii)	the Borrower and the Facility Agent designate an electronic website for this purpose;

(iii)	the Borrower notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Borrower and the Facility Agent.

The Facility Agent must supply each relevant Bank with the address of and password for the website.

(b)	Notwithstanding the above, the Borrower must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Bank not agreeing to receive information via the website; and

(ii)	within ten (10) Business Days of request any other Bank, if that Bank so requests.

(c)	The Borrower must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Borrower must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

34.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

35.	JURISDICTION

(a)	The Parties agree that the Tribunal de commerce de Paris shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with any Finance Document and for such purposes irrevocably submits to the jurisdiction of such court.

(b)	Nothing in this Clause shall limit the right of any Finance party to take proceedings against the Borrower:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction and the Borrower waives objection to such court or jurisdiction on grounds of inconvenient forum or otherwise regards proceedings in connection with the Finance Documents.

(c)	The Facility Agent shall inform the Borrower as soon as practicable upon it becoming aware of any proceedings taken against the Borrower in connection with this Agreement outside the Republic of France.

36.	GOVERNING LAW

This Agreement is governed by French law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL BANKS AND COMMITMENTS

Banks	Commitments

Banco Santander, S.A., Paris Branch	€100 000 000

Bank of America N.A., Paris Branch	€100 000 000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	€100 000 000

BNP Paribas	€100 000 000

Crédit Agricole Corporate & Investment Bank	€100 000 000

Deutsche Bank Luxembourg S.A.	€100 000 000

HSBC France	€100 000 000

JPMorgan Chase Bank, N.A., Paris Branch	€100 000 000

Natixis	€100 000 000

The Royal Bank of Scotland plc	€100 000 000

Société Générale	€100 000 000

Total Commitments	€1,100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	A copy of the constitutional documents of the Borrower (including, without limitation, a copy of the “Statuts”), and an extract of the K-Bis and a non-bankruptcy certificate (certificat de recherche de procédures collectives) of the Register of Commerce and Companies of Nanterre each dated no more than one month prior to the date of this Agreement.

2.	A copy of a resolution of the supervisory board (conseil de surveillance) appointing Jean-Pascal Tricoire as Chief Executive Officer and chairman of the management board (président du directoire) of the Borrower.

3.	If this Agreement was signed by a person other than the Chief Executive Officer (président du directoire) of the Borrower, a power of attorney in favour of that person duly executed by the Chief Executive Officer (président du directoire).

4.	A copy of a resolution of the management board (directoire) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of, the Finance Documents.

5.	A specimen of the signature of each person authorised to sign this Agreement on behalf of the Borrower and to sign and/or despatch all documents and notices to be signed and/or despatched by the Borrower under or in connection with this Agreement.

6.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

7.	A certificate of an authorised signatory of the Borrower certifying that each copy document delivered under this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.	A copy of the most recent audited consolidated annual accounts of the Borrower.

9.	(a)	A legal opinion of Linklaters LLP, legal advisers to the Borrower, addressed to the Finance Parties in form and substance satisfactory to the Finance Parties;

(b)	a legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers as to French law to the Facility Agent, addressed to the Finance Parties in form and substance satisfactory to the Finance Parties.

10.	A copy of the most recent consolidated financial statements of the Borrower.

11.	Evidence that irrevocable notice to prepay and cancel in full the facility made available under the Existing Credit Facility Agreement has been given.

12.	Evidence that irrevocable notice to cancel the 2009 Facility A in a principal amount of EUR 400,000,000 has been given.

13.	Evidence that all fees, costs and expenses due from the Borrower under the Finance Documents have been paid or will be paid when due.

SCHEDULE 3

FORM OF REQUEST

To:	Société Générale as Facility Agent

From:	Schneider Electric S.A.

Date: [—]

Schneider Electric SA - € [—] Multicurrency Revolving Credit Facility Agreement dated [—] 2011

1.	We wish to borrow a Loan as follows:

(a)	Drawdown Date: [—]

(b)	Amount: [—]

(c)	Currency: [—]

(d)	Interest Period: [—]

(e)	Payment instructions: [—]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request and repeat as if set out in this Request, the representations and warranties referred to in Clause 17.18 (Times for making representations and warranties).

By:

Schneider Electric S.A.
Authorised Signatory

SCHEDULE 4

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [—]

BETWEEN:

(1)	[—] (the “Existing Bank”)

AND:

(2)	[—] (the “New Bank”)

WHEREAS:

(A)	The Existing Bank has entered into a multicurrency revolving credit facility in an aggregate amount equal to [—] euros (EUR [—]) under a facility agreement dated 16 February 2011, between Schneider Electric S.A. as Borrower, the financial institutions listed in Schedule 1 to that facility agreement as Banks and Société Générale acting as Facility Agent of the Banks (the “Facility Agreement”).

(B)	The Existing Bank wishes to transfer and the New Bank wishes to acquire [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Bank’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement.

(C)	Interest Periods defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.

The Existing Bank and the New Bank agree to the transfer (cession) of [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Bank’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement in accordance with Clause 28.4 of the Facility Agreement (Procedure for transfer). [1]

2.	The proposed Transfer Date is [—].

3.	The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 33 (Notices) are set out in the Schedule to this Transfer Agreement.

4.	The New Bank acknowledges the limitations on the Existing Bank’s liabilities set out in paragraph (e) of Clause 28.3 (Transfers by Banks) of the Facility Agreement.

[1]

The New Bank may, in the case of a transfer of rights by the Existing Bank under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrower in accordance with article 1690 of the French Civil Code.

5.	The New Bank confirms to the other Finance Parties represented by the Facility Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Bank

6.	This Transfer Agreement is governed by French law. The Commercial Court of Paris (Tribunal de commerce de Paris) shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Bank]	[New Bank]

By:	By:

This Transfer Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [—].

[Facility Agent]

By:

SCHEDULE 5

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Facility Agent. This percentage will be certified by that Bank in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per one million (£1,000,000).

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per one million (£1,000,000) of the Tariff Base of that Reference Bank.

8.	Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

FORM OF INCREASE CONFIRMATION

To:	Société Générale as Facility Agent

Schneider Electric S.A. as Borrower

From:	[the Increase Bank] (the “Increase Bank”)

Date: [—]

Schneider Electric SA - € 1,100,000,000 Multicurrency Revolving Credit Facility Agreement dated 16 February 2011

1.	We refer to the facility agreement dated 16 February 2011, between Schneider Electric S.A. as Borrower, the financial institutions listed in Schedule 1 to that facility agreement as Banks and Société Générale acting as Facility Agent (the “Facility Agreement”).

2.	This is an Increase Confirmation as defined in and for the purpose of Clause 2.4 (Increase of Total Commitments upon cancellation) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

3.

[The Increase Bank confirms to the other Finance Parties represented by the Facility Agent and to the Borrower that it agrees to assume, and will assume, all of the obligations corresponding to the Commitment specified in the Schedule as if it was an Original Bank under the Facility Agreement.]1 / [The Increase Bank confirms to the other Finance Parties represented by the Facility Agent and to the Borrower that it agrees to assume, and will assume as a Bank, all of the obligations corresponding to the Commitment specified in the Schedule in addition to those arising in connection with its existing Commitment as a bank under the Facility Agreement.][2]

4./5.	[The Facility Office and address, fax number and attention details for notices of the Increase Bank for the purposes of Clause 33 (Notices) are set out in the Schedule to this Transfer Agreement.][1]

5./6.	The Increase Bank acknowledges the limitations set out in paragraph (g) of Clause 2.4 (Increase of Total Commitments upon cancellation) by reference to Clause 28.3 (Transfers by Banks) of the Facility Agreement.

6./7.	This Increase Confirmation is governed by French law. The Commercial Court of Paris (Tribunal de commerce de Paris) shall have jurisdiction in relation to any dispute concerning it.

(i)	1 If the Increase Bank is not already a Bank.
(ii)	2 If the Increase Bank is already a Bank

[Increase Bank]	[Borrower]

By:	By:
Name:	Name:

This Increase Confirmation is accepted by the Facility Agent and its effective date is confirmed as being [—].

[Facility Agent]

By:
Name:

SIGNATORIES

The Borrower

SCHNEIDER ELECTRIC S.A.

By:	Véronique Blanc

The Banks

BANCO SANTANDER, S.A., PARIS BRANCH

BANK OF AMERICA N.A., PARIS BRANCH

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BNP PARIBAS

DEUTSCHE BANK LUXEMBOURG S.A.

HSBC FRANCE

JPMORGAN CHASE BANK, N.A., PARIS BRANCH

NATIXIS

THE ROYAL BANK OF SCOTLAND PLC

By:    Géraldine Barreault, a duly appointed attorney on behalf of each Bank listed above

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By: Christophe Cretot	Magali Bilocq

SOCIETE GENERALE

By: Géraldine Barreault

The Mandated Lead Arrangers and the Bookrunners

BANCO SANTANDER, S.A.

BANC OF AMERICA SECURITIES LIMITED

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BNP PARIBAS

DEUTSCHE BANK AG, LONDON BRANCH

HSBC FRANCE

J.P. MORGAN PLC

NATIXIS

THE ROYAL BANK OF SCOTLAND PLC

By:    Géraldine Barreault, a duly appointed attorney on behalf of each Mandated Lead Arranger and Bookrunner listed above

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By: Christophe Cretot	Magali Bilocq

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By: Géraldine Barreault

The Facility Agent

SOCIÉTÉ GÉNÉRALE

By:	Géraldine Barreault